Exhibit 4.22

FUSION FUEL GREEN PLC

9 Pembroke Street Upper

Dublin D02 KR83

Ireland

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

1 State Street, 30th Floor

New York, New York 10004

July 11, 2025

The Depository Trust Company

Cede & Co.

National Securities Clearing Corporation

570 Washington Boulevard

Jersey City, New Jersey 07310

Re: Fusion Fuel Green PLC – Reverse Stock Split

Ladies and Gentlemen:

Reference is made to that certain Special Eligibility Agreement for Securities, dated as of December 10, 2020 (the “SEAS”), by and among The Depository Trust Company (“DTC”), Cede & Co., National Securities Clearing Corporation, Fusion Fuel Green PLC, a public limited company incorporated under the laws of Ireland (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company acting as a transfer agent for the Company. Capitalized terms used but not defined in this letter (this “Letter”) shall have the meanings ascribed to such terms in the SEAS.

Effective July 11, 2025, at 5:00 P.M. Eastern Daylight Time, the Company will effect a reverse stock split of its Class A Ordinary Shares, i.e., a consolidation of its Class A Ordinary Shares under Irish law, whereby every 35 Class A Ordinary Shares with a nominal value of $0.0001 per share in the authorized but unissued and in the authorized and issued share capital of the Company will be consolidated into 1 Class A ordinary share with a nominal value of $0.0035 per share (such consolidated Class A ordinary shares, the “New Class A Ordinary Shares” and such transaction, the “Reverse Stock Split”). In connection with the Reverse Stock Split, the New Class A Ordinary Shares will be issued a new CUSIP number. Aside from the Reverse Stock Split and the new CUSIP number, the rights and obligations of the parties to the SEAS in respect of the Class A Ordinary Shares and the New Class A Ordinary Shares will remain unchanged.

The Company will also implement an increase to its authorized share capital, effective immediately following the implementation of the Reverse Stock Split under Irish law, by way of an ordinary resolution of its shareholders at a general meeting on June 25, 2025, which increased the Company’s authorized share capital by such amount as was necessary to ensure that, following the Reverse Stock Split, the Company would have 100,000,000 authorized Class A ordinary shares, each with a nominal value equal to the nominal value of the New Class A Ordinary Shares (the “Authorized Share Capital Increase”).

The purpose of this Letter is to reflect our mutual understanding and agreement as to the effect of the Reverse Stock Split and the issuance of the new CUSIP number for the New Class A Ordinary Shares.

We acknowledge and agree that:

1.	the Class A Ordinary Shares have been issued CUSIP # G3R25D 118; in connection with the Reverse Stock Split, the New Class A Ordinary Shares will be issued CUSIP # G3R25D 209;

2.	from and after the Reverse Stock Split and the Authorized Share Capital Increase, the Company’s authorized share capital will comprise (a) 100,000,000 New Class A Ordinary Shares, $0.0035 nominal value per share, CUSIP # G3R25D 209; (b) 2,125,000 class B ordinary shares, $0.0001 nominal value per share; (c) 10,000,000 preferred shares, $0.0001 nominal value per share; and (d) 25,000 deferred ordinary shares, €1.00 nominal value per share;

3.	from and after the Reverse Stock Split, references in the SEAS to the Class A Ordinary Shares shall be deemed to include the New Class A Ordinary Shares;

4.	the legal opinion letter from Arthur Cox LLP, Irish legal counsel to the Company, attached as Exhibit A hereto, shall be deemed to have been provided for in Section 3 of the SEAS;

5.	the SEAS remains in full force and effect, and we will continue to comply with our obligations as forth in the SEAS;

6.	the Company hereby agrees to pay the reasonable fees and costs of counsel to DTC in connection with the negotiation, execution and delivery of this Letter and any other reasonable costs and expenses incurred by DTC arising out of or relating to this Letter;

7.	this Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to any conflicts of laws principles thereof that would cause the application of any law of any jurisdiction other than the State of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Letter or any of the transactions contemplated hereby, and agrees that any such action or proceeding shall be brought only in such courts. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action or proceeding brought in such courts or any claim that any such action or proceeding brought in such courts has been brought in an inconvenient forum; and

8.	this Letter may be executed in one or more counterparts hereof (and by the different parties on different counterparts), each of which shall constitute an original and all of which taken together shall constitute a single agreement. Delivery of an executed counterpart of the signature page of this Letter by facsimile transmission or by electronic transmission of a PDF copy thereof shall be effective as delivery of a manually signed counterpart. This Letter shall be effective as of the date first set forth above when each party shall have received a counterpart signature page of each other party and the Letter is and may be deemed to be fully executed in accordance with the foregoing.

If the foregoing correctly reflects your understanding of our agreement as to the matters set forth herein, kindly sign a counterpart hereof, whereupon this Letter shall constitute our agreement with respect thereto.

[Signature pages follow]

Very truly yours,

FUSION FUEL GREEN PLC

By:	/s/ John-Paul Backwell
Name:	John-Paul Backwell
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Ana Gois
Name:	Ana Gois
Title:	Vice President & Account Manager

Acknowledged and Agreed,
as of the date first set forth above:

THE DEPOSITORY TRUST COMPANY

By:	/s/ John D. Faith
Name:	John D. Faith
Title:	Managing Director

CEDE & CO.

By:	/s/ John D. Faith
Name:	John D. Faith
Title:	Partner

NATIONAL SECURITIES CLEARING CORPORATION

By:	/s/ John D. Faith
Name:	John D. Faith
Title:	Managing Director

[Signature Page – Fusion Fuel Green PLC Letter Agreement]

Exhibit A

Legal Opinion Letter from Company’s Irish Counsel